EXHIBIT 99.1

VIRAGEN

Biotechnology for life

VIRAGEN ANNOUNCES $20 MILLION
FINANCING AGREEMENT

PLANTATION, FLORIDA – April 5, 2004 – Viragen, Inc. (AMEX: “VRA”) today announced that it has entered into purchase agreements for the issuance and sale of $20 million in convertible promissory notes and common stock purchase warrants. The notes, which will be convertible at market price upon their issuance, were placed with a group of new and returning institutional investors. The $20 million purchase price for the notes and warrants has been placed in escrow pending satisfaction of all conditions precedent to closing, including receipt of stockholder approval for the sale of the notes and warrants, as well as for a reverse split of Viragen’s common stock. The proceeds will be used to progress the research, development, and commercialization of Viragen’s portfolio of healthcare products and technologies, including an allocation to fund clinical studies for the purpose of seeking FDA approval for Multiferon™, its natural human alpha interferon which is currently approved for sale in certain international markets.

The Board of Directors has authorized the Company to call a Special Meeting of Stockholders in order to solicit the required stockholder approvals. The reverse stock split, which is expected to be at the rate of 1:10, would affect all shares of common stock outstanding, including those underlying stock options and warrants, immediately prior to the effective time of the reverse split. Viragen intends to disseminate a proxy statement for use in connection with the Special Meeting of Stockholders following receipt of regulatory clearance to do so. Closing of the sale of notes and warrants, at which the notes and warrants will be issued and the purchase price delivered to Viragen, is expected to take place shortly after stockholder approval is obtained.

“This significant investment in Viragen would provide us with the financial flexibility and strength necessary to support organizational growth as we move forward with our mission to build stockholder value,” stated Viragen’s Chairman, Mr. Carl N. Singer. “With this opportunity to add stability to our balance sheet, we are recommending a reverse stock split because we believe our stockholders would benefit from an improved capital structure that should appeal to institutional fund managers, research analysts and the professional investment community in general. With longer-term secured funding, a capital restructuring and the advent of expected commercial and scientific milestone achievements, we believe that the Company will be better positioned to create stockholder value.” After placement agent fees and expenses, the Company expects to receive approximately $19 million in net proceeds.

Viragen’s President and CEO, Mr. Charles A. Rice, added, “It is our immediate priority to enhance and broaden our international marketing activities in order to increase sales of Multiferon as we develop a strategy that targets its introduction into the United States. This funding would allow us to move forward with these initiatives, as well as support our important research projects.”

The purchase agreements provide that Viragen pay interest on the escrowed purchase price at the rate of 10% per annum until the date the stockholders approve the sale of the notes and the reverse stock split, at which time, the interest rate on the escrowed funds will be reduced to 7% per annum. The notes will be convertible into shares of Viragen common stock at market price, subject to adjustment depending upon the market price of Viragen common stock following the reverse split. Warrant coverage will be provided at 120% of the conversion price of the notes. The complete terms of the financing will be detailed in a Current Report on Form 8-K to be filed with the SEC.

“With the proceeds of this transaction added to our current cash balance, we will have approximately $27 million in working capital on hand,” reported Viragen’s Chief Financial Officer, Mr. Dennis W. Healey. “It is gratifying that we were able to obtain significant financing under such favorable terms including the notes being convertible at market and the warrants having a strike price above market. We believe that based on the positive developments of the Company and our growth prospects, we have been able to structure a transaction that is mutually beneficial to the Company and our investors.”

About Viragen, Inc.:

Viragen is a biotechnology company specializing in the research, development and commercialization of natural and recombinant protein-based drugs designed to treat a broad range of viral and malignant diseases. These protein-based drugs include natural human alpha interferon, monoclonal antibodies, peptide drugs and therapeutic vaccines. Viragen’s strategy also includes the development of Avian Transgenic Technology for the large-scale, cost-effective manufacturing of its portfolio of protein-based drugs, as well as offering Contract Manufacturing for the biopharmaceutical industry.

Viragen is publicly traded on the American Stock Exchange (VRA). Viragen’s majority owned subsidiary, Viragen International, Inc., is publicly traded on the Over-The-Counter Bulletin Board (VGNI). Viragen’s key partners and licensors include: Roslin Institute, Memorial Sloan-Kettering Cancer Center, Cancer Research UK, University of Nottingham (U.K.), University of Miami, America’s Blood Centers and the German Red Cross.

Viragen, Inc. Corporate Contact:
Douglas Calder, Director of Communications
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “expect”, “potential”, “suggests”, “may”, “will”, “should”, “could” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.